Exhibit 99.1

AGY Holding Corp. Announces 2010 Second Quarter Consolidated Results

and Earnings Conference Call

AIKEN, SOUTH CAROLINA – (August 13, 2010) – AGY Holding Corp. (“AGY” or the “Company”) reports its 2010 second quarter results highlights.

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Revenue in second quarter 2010 of $49.3 million increased 8% compared to the first quarter of 2010 due to continuing demand growth in most of the market segments served by AGY. Revenue in the second quarter of 2010 increased by 50% compared to the second quarter of 2009 due to increased sales volumes and a favorable sales mix in AGY’s US and European markets, plus sales gains generated by the AGY Asia business segment.

•

A loss from operations of $3.2 million for the second quarter of 2010 resulted primarily from restructuring and accelerated depreciation charges associated with AGY’s North American footprint optimization. This represented a significant reduction in loss from operations in 2010’s second quarter compared to the loss from operations of $56.6 million in second quarter 2009, which was largely the result of significant non-recurring non-cash charges in the 2009 period.

•

The Adjusted EBITDA attributable to the Company of $6.0 million for the second quarter of 2010 (which excludes the portion of Adjusted EBITDA loss attributable to the 30% noncontrolling interest in AGY Asia) represents a $1.7 million decrease over the results in the first quarter of 2010 due to a reduction in operating income resulting from constrained product availability in the second quarter and increased costs associated with manufacturing capacity expansions. Compared to the second quarter of 2009, Adjusted EBITDA for the second quarter of 2010 increased by $12.5 million.

Summary Financial Performance

($ in millions)

	Quarter Ended June 30,		Year-to-date June 30,
	2010	2009	2010	2009
Net sales	$49.3	$32.8	$94.9	$72.4
Loss from operations	(3.2)	(56.6)	(4.8)	(56.3)
Net loss	(5.9)	(32.7)	(10.9)	(35.4)
Net income (loss) attributable to AGY Holding Corp.	(5.7)	(32.5)	(10.5)	(35.2)

Non-GAAP measures:
EBITDA(1)	3.3	(31.0)	5.8	(27.0)
Adjusted EBITDA (1)	6.6	(6.5)	14.7	2.3
Adjusted EBITDA attributable to AGY Holding Corp.(2)	6.0	(6.5)	13.7	2.3
Adjusted EBITDA margin attributable to AGY Holding Corp (3)	12.2%	(19.8)%	14.4%	3.2%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net income (loss) determined under GAAP.

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(2)	Adjusted EBITDA attributable to AGY Holding Corp. excludes the portion of Adjusted EBITDA attributable to the noncontrolling interest.
(3)	Adjusted EBITDA margin attributable to AGY Holding Corp. is calculated by dividing Adjusted EBITDA attributable to AGY Holding Corp. by net sales.

Net sales in the second quarter of 2010 were $49.3 million, which consists of $42.9 million of revenue reported by the AGY US business segment and $6.4 million of sales reported by the AGY Asia business segment (after accounting for the elimination of $1 million of intercompany sales). AGY US revenues in the second quarter of 2010 increased by $11.5 million, or 36.5% compared to the second quarter of 2009, due to increased sales volumes and a favorable sales mix, partially offset by competitive pricing pressures. AGY US continued to benefit from an increased demand trend in most of the markets served during the second quarter of 2010. Aerospace sales increased by $3.9 million for the second quarter of 2010 compared to the second quarter of 2009 and returned to 2008 average demand levels, reflecting primarily increased aircraft retrofit and new build activity. The industrial, construction and electronics market revenues of the US operating segment increased approximately $5.4 million, $2.7 million and $0.2 million, respectively, as market conditions improved over the second quarter of 2009, which was the bottom of last year’s sales for AGY. Defense revenue decreased $0.7 million in the second quarter of 2010, compared to the same period of 2009, mainly as the result of price erosion while volumes were flat. AGY Asia recorded a $5.0 million sales gain in the second quarter of 2010 compared to the second quarter of 2009 due to the continuation of increased demand in the Asian electronics markets and the limited consolidation of the Asian operations from the June 2009 acquisition date during the second quarter of 2009. For the first six months of 2010, AGY net sales totaled $94.9 million representing an increase of 31% over the comparable period of 2009 and included $9.8 million of incremental revenue associated with AGY Asia.

The Company reported a loss from operations for the second quarter of 2010 of $3.2 million, compared to loss from operations of $56.6 million reported in the second quarter of 2009. Improved sales as a result of recoveries in market demand, plus improved manufacturing efficiencies and cost reductions, are the basis of these operating performance gains. These improvements were partially offset during the second quarter of 2010 by $3.4 million of restructuring and accelerated depreciation charges associated with AGY North American footprint optimization, which we believe will, over the long-term, improve our profitability within our production capacity and our overhead cost structure. In addition the second quarter 2009 operating loss was significantly impacted by a non-cash goodwill impairment charge of $44.5 million, partly offset by a $22.5 million non-cash gain in connection with the bargain purchase related to the AGY Asia acquisition, as well as manufacturing cost penalties associated with capacity curtailments in response to weak market conditions.

AGY reported consolidated net losses attributable to the Company of $5.7 million and $32.5 million for the second quarters of 2010 and 2009, respectively. The net loss attributable to the Company for the six months ended June 30, 2010 was $10.5 million, compared to a net loss of $35.2 million reported for the first six months of 2009.

Adjusted EBITDA, a measure of operating performance used by management of AGY, was $6.0 million during the second quarter of 2010, compared to Adjusted EBITDA loss of $6.5 million for the comparable period of 2009. Improved operating results in the second quarter of 2010 compared to the same period in 2009 resulted from increased market demand and sales margin, as well as improved manufacturing efficiencies and cost reduction initiatives in our AGY US and AGY Asia business segments. AGY US contributed $4.7 million of Adjusted EBITDA during the second quarter of 2010, or an $11.1 million improvement over the second quarter of 2009. AGY Asia positively impacted the Company’s results with a $1.3 million Adjusted EBITDA for the second quarter of 2010, an increase of $1.4 million from second quarter 2009. For the first six months of 2010 Adjusted EBITDA attributable to AGY Holding Corp. was $13.7 million, compared to the $2.3 million reported for the comparable period of 2009.

The Company’s consolidated cash balance as of June 30, 2010 was $3.8 million. Total debt, net of cash as of June 30, 2010, was $230.4 million, a year-to-date increase of $1.4 million, of which $2.8 million was attributable to AGY Asia to support primarily the upgrade in manufacturing technology necessary for future growth of AGY Asia’s operations.

“We are pleased to see a positive trend in sales continue through the second quarter”, commented Doug Mattscheck, President and Chief Executive Officer. “While we remain focused on optimizing our North American footprint and improving our operating efficiencies, the favorable market trends globally have given us the confidence to invest in restarting capacity allowing us to meet the demands of our customer base.”

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including aerospace, defense, electronics, construction and industrial. Headquartered in Aiken, South Carolina, AGY has a European office in Lyon, France and manufacturing facilities in the U.S. in Aiken, South Carolina and Huntingdon, Pennsylvania and a controlling interest in a manufacturing facility in Shanghai, China. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com or by email at info@agy.com.

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Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the restrictive covenants contained in its various debt agreements; adverse changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy, alloy metals and raw material costs and availability; downward selling price movements; the success of new technology; labor disputes or increased labor costs; currency and interest rate fluctuations; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions, including AGY Asia; the Company’s ability to finance the consideration to be paid pursuant to the put/call agreement for the 30% noncontrolling interest in AGY Asia; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; and the Company’s inability or failure to comply with environmental, health or safety laws and regulations. Factors that could cause actual results to differ materially from these forward-looking statements include but are not limited to those risk factors listed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	C. Steven Smoot
AGY Holding Corp.
PH: 803-643-1257
steve.smoot@agy.com

The Company will hold a conference call to discuss the second quarter 2009 results and respond to questions. The details for the call are as follows:

Date:  August 16, 2010

Time:  2:00pm EDT

Dial-in number:  866-866-1333

International:  404-260-1421

Conference ID:  N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Rebroadcast of this conference will be available two hours after it is complete. Parties who are interested in listening to the rebroadcast may dial 866-939-0581 or 678-302-3540 and when prompted enter pin – 4804300#. At system prompt dial ‘4’ to listen to a previously recorded conference. When prompted, enter confirmation number – 201007202188311#. The rebroadcast will be available through October 16, 2010.

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share and per share data)

	June 30, 2010 (Unaudited)	December 31, 2009
Assets
Current assets:
Cash	$3,767	$3,439
Trade accounts receivable, less allowances of $2,968 and $2,558 at June 30, 2010 and December 31, 2009, respectively	23,449	18,682
Inventories, net	27,950	29,734
Deferred tax assets	6,343	6,382
Other current assets	3,754	2,560

Total current assets	65,263	60,797
Property, plant and equipment, and alloy metals, net	230,500	249,096
Intangible assets, net	18,810	19,667
Other assets	1,082	1,306

TOTAL	$315,655	$330,866

Liabilities, Obligation Under Put/Call for Noncontrolling Interest and Shareholder’s Equity
Current liabilities:
Accounts payable	$13,058	$13,718
Accrued liabilities	17,021	17,563
Short-term borrowings	8,737	5,661
Current portion of long-term debt	6,713	5,142

Total current liabilities	45,529	42,084
Long-term debt	218,674	221,666
Pension and other employee benefit plans	12,535	12,052
Other liabilities	4,693	4,465
Deferred tax liabilities	8,095	13,768

Total liabilities	289,526	294,035

Commitments and contingencies
Obligation under put/call for noncontrolling interest	3,568	11,320

Shareholder’s equity:
Common stock, $.0001 par value per share; 5,000,000 shares authorized; 1,291,667 shares issued and outstanding	—	—
Additional paid-in capital	122,175	122,144
Accumulated deficit	(106,948)	(96,440)
Accumulated other comprehensive deficit	(47)	(193)

Total AGY Holding Corp. shareholder’s equity	15,180	25,511
Noncontrolling interest	7,381	—

Total shareholder’s equity	22,561	25,511

TOTAL	$315,655	$330,866

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, unless otherwise noted)

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009

Net sales	$49,308	$32,826	$94,881	$72,440
Cost of goods sold	(46,724)	(40,521)	(87,689)	(73,140)

Gross profit	2,584	(7,695)	7,192	(700)
Selling, general and administrative expenses	(4,128)	(3,794)	(8,024)	(8,048)
Restructuring charges	(702)	(207)	(1,030)	(725)
Amortization of intangible assets	(251)	(251)	(502)	(502)
Goodwill impairment charge	—	(44,466)	—	(44,466)
Other operating expense	(694)	(177)	(2,395)	(1,867)

Loss from operations	(3,191)	(56,590)	(4,759)	(56,308)
Other non-operating (expense) income:
Interest expense	(5,909)	(5,253)	(11,786)	(10,384)
Gain on bargain purchase	—	22,540	—	22,540
Other income, net	42	24	63	1,128

Loss before income tax benefit	(9,058)	(39,279)	(16,482)	(43,024)
Income tax benefit	3,190	6,587	5,549	7,655

Net loss	(5,868)	(32,692)	(10,933)	(35,369)
Less: Net loss attributable to the noncontrolling interest	140	197	425	197

Net loss attributable to AGY Holding Corp.	$(5,728)	$(32,495)	$(10,508)	$(35,172)

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

	(Unaudited)
	Six Months Ended June 30,
	2010	2009

Cash flow from operating activities:
Net loss	$(10,933)	$(35,369)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill impairment charge		44,466
Depreciation	9,983	5,153
Alloy metals depletion, net	4,842	4,765
Amortization of debt issuance costs	356	358
Amortization of intangibles with definite lives	502	502
Loss on sale, disposal or exchange of property and equipment and alloy metals	2,696	(387)
Gain on early extinguishment of debt	—	(1,138)
Effect of adopting ASC 805 for acquisition-related costs	—	1,098
Stock compensation	31	549
Gain on bargain purchase for majority interest business combination	—	(22,540)
Deferred income tax benefit	(5,586)	(7,698)
Changes in assets and liabilities (net of effect of assets acquired and liabilities assumed in acquisition):
Trade accounts receivable	(4,767)	1,662
Inventories	1,784	3,176
Other assets	(717)	7
Accounts payable	(607)	56
Accrued liabilities	(521)	(4,117)
Pension and other employee benefit plans	349	(222)

Net cash used in operating activities	(2,588)	(9,679)

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(5,059)	(8,509)
Proceeds from the sale of property and equipment and alloy metals	6,479	7,649
Payment for majority interest business acquisition, net of cash acquired	—	(18,153)
Increase in restricted cash	—	(1)

Net cash provided by (used in) investing activities	1,420	(19,014)

Cash flows from financing activities:
Proceeds from Revolving Credit Facility borrowings	35,350	37,025
Payments on Revolving Credit Facility borrowings	(37,100)	(29,400)
Purchases of Senior Secured Notes	—	(1,793)
Proceeds from AGY Asia Credit Facility borrowings	5,178	—
Payments on AGY Asia Credit Facility borrowings	(1,952)	—
Capital contribution	—	20,000

Net cash provided by financing activities	1,476	25,832

Effect of exchange rate changes on cash	20	(6)

Net increase (decrease) in cash	328	(2,867)

Cash, beginning of period	3,439	4,760

Cash, end of period	$3,767	$1,893

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(Dollars in thousands, unless otherwise noted)

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance. The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three months ended June 30, 2010 and 2009 is set forth on Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net loss determined under GAAP as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Statement of operations data:
Net loss	$(5,868)	$(32,692)	$(10,933)	$(35,369)
Interest expense	5,909	5,253	11,786	10,384
Income tax benefit	(3,190)	(6,587)	(5,549)	(7,655)
Depreciation and amortization	6,484	2,989	10,485	5,655

EBITDA	$3,335	$(31,037)	$5,789	$(26,985)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

EBITDA	$3,335	$(31,037)	$5,789	$(26,985)
Adjustments to EBITDA:
Alloy depletion charge, net (a)	1,562	1,723	4,842	4,765
Non-cash compensation charges (b)	11	102	31	549
Management fees (c)	187	187	375	375
Acquisition-related costs expensed in accordance with ASC 805 (d)	—	786	—	2,440
Gain on early extinguishment of debt (e)	—	—	—	(1,138)
Restructuring charges (f)	702	207	1,030	725
Goodwill impairment charge (g)	—	44,466	—	44,466
Gain or bargain purchase (h)	—	(22,540)	—	(22,540)
Loss on disposition of assets & others (i)	773	(427)	2,623	(389)

Adjusted EBITDA	6,570	(6,533)	14,690	2,268
Less: Adjusted EBITDA attributable to the noncontrolling interest	567	(37)	963	(37)

Adjusted EBITDA attributable to AGY Holding Corp.	$6,003	$(6,496)	$13,727	$2,305

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Adjusted EBITDA allocated to AGY Holding Corp. segment breakdown:
AGY US and Corporate	$4,681	$(6,409)	$11,480	$2,392
AGY Asia	1,322	(87)	2,247	(87)

	$6,003	$(6,496)	$13,727	$2,305

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the result of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes EBITDA provides more comparability between AGY’s historical results and results that reflect purchase accounting and changes in AGY’s capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA (as well as Adjusted EBITDA) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted as permitted and calculated in the manner that consolidated cash flow is calculated under the indenture governing the Company’s senior secured notes, relative to certain provisions, including but not limited to, restricted payments and incurrence of additional indebtedness.